EXHIBIT 10.1

EARNOUT AGREEMENT

by and among

OXFORD INDUSTRIES, INC.,

SUGARTOWN WORLDWIDE, INC.,

SWI HOLDINGS, INC.,

and

THE SELLERS (AS IDENTIFIED HEREIN)

Dated as of December 21, 2010

EARNOUT AGREEMENT

This EARNOUT AGREEMENT (this “Agreement”) is made as of the 21st day of December, 2010, by and among OXFORD INDUSTRIES, INC., a Georgia corporation (the “Purchaser”); SUGARTOWN WORLDWIDE, INC., a Pennsylvania corporation (the “Company”); SWI HOLDINGS, INC., a Delaware corporation (“Holdco”); and the Persons listed under the heading “Sellers” on the signature pages hereto (the “Sellers”).  The Purchaser, the Company, Holdco and the Sellers are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Purchaser, the Company, Holdco, and the Sellers entered into a Stock Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, pursuant to which Holdco agreed to sell to the Purchaser, and the Purchaser agreed to purchase from Holdco, all of the issued and outstanding capital stock of the Company on the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, pursuant to the Purchase Agreement, the Parties agreed to enter into this Agreement as a condition to the consummation of the transactions contemplated by the Purchase Agreement;

NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      DEFINITIONS.  For purposes of this Agreement:

1.1.                            Certain Definitions.  Any capitalized term used in this Agreement but not otherwise defined herein shall have the respective meaning ascribed to such term in the Purchase Agreement.  The following terms shall have the following meanings:

1.1.1.   “Acceptance Notice” shall have the meaning set forth in Section 2.3.

1.1.2.   “Acquired Business” shall have the meaning set forth in Section 2.5.8.

1.1.3.   “Additional Earnout Payment” shall have the meaning set forth in Section 2.2.

1.1.4.   “Adjusted PBT” for an Earnout Year shall mean the EBIT for such Earnout Year less the applicable Capital Charge for such Earnout Year.

1.1.5.   “Agreement” shall have the meaning set forth in the preamble.

1.1.6.   “Arbitrator” shall have the meaning set forth in Section 2.3.

1.1.7.   “Arbitrator Fees” shall have the meaning set forth in Section 2.3.

1.1.8.   “Basic Earnout Payment” and “Basic Earnout Payments” shall have the respective meanings set forth in Section 2.1.1.

1.1.9.   “Capital Charge” for an Earnout Year shall mean the product of (a) the average of the month-end “Adjusted Net Assets” included in such Earnout Year (for purposes of clarity, Exhibit 1.1.9 sets forth the months-end in each Earnout Year) and (b) 0.12. Notwithstanding the foregoing, with respect to EY 2011 only, the “Capital Charge” otherwise determined for EY 2011 pursuant to the immediately preceding sentence shall be multiplied by the EY 2011 Fraction to determine finally the applicable Capital Charge for EY 2011.  “Adjusted Net Assets” shall be determined in accordance with the guidelines set forth in Schedule 1.1.9 hereto.

1.1.10.   “Change of Control of Purchaser” shall be mean the effective time of a merger or similar consolidation of the Purchaser with one or more corporations as a result of which the holders of the Purchaser’s outstanding voting stock immediately prior to such merger or similar consolidation hold less than 50% of the voting stock of the surviving or resulting corporation.

1.1.11.   “Consolidating Business” shall have the meaning set forth in Section 2.5.8.

1.1.12.   “Company” shall have the meaning set forth in the preamble.

1.1.13.   “Credit Facility” shall mean the Second Amended and Restated Credit Agreement, dated as of August 15, 2008, by and among the Purchaser and certain of its Subsidiaries (as defined therein), the domestic subsidiaries of the Borrowers (as defined therein) party thereto as Guarantors (as defined therein), the financial institutions party thereto as Lenders (as defined therein), the financial institutions party thereto as Issuing Banks (as defined therein), and SunTrust Bank as Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time, or any successor or replacement agreement(s) whether by the same or any other agent, lender or group of lenders.

1.1.14.   “Earnout Calculations” shall have the meaning set forth in Section 2.3.

1.1.15.   “Earnout Payment” shall mean any Basic Earnout Payment and/or Additional Earnout Payment, as applicable.

1.1.16.   “Earnout Year” shall mean, as the case may be, EY 2011, EY 2012, EY 2013 or EY 2014.

1.1.17.   “EBIT” for an Earnout Year shall be equal to net after tax income of the Company calculated on a consolidated stand-alone basis without giving effect to the impact of any purchase price accounting adjustments under Financial Accounting Standards No. 141R required in connection with the transactions contemplated by this Agreement or the Purchase Agreement plus (a) state and federal income taxes included in such net after tax income plus (b) interest expense included in such net after tax income.

1.1.18.   “EY 2011” shall mean the period beginning on 12:00 a.m., New York, New York, time, on the day immediately following the Closing Date and ending January 28, 2012, inclusive.

1.1.19.   “EY 2011 Adjusted PBT” shall mean Adjusted PBT for EY 2011.

1.1.20.   “EY 2011 Fraction” shall mean the fraction the numerator of which is the number of calendar days included in the time period commencing on the day immediately following the Closing Date and ending on January 28, 2012 (inclusive) and the denominator of which is 365.

1.1.21.   “EY 2011 Target PBT” shall mean $10,608,000.

1.1.22.   “EY 2012” shall mean the period beginning January 29, 2012 and ending February 2, 2013, inclusive.

1.1.23.   “EY 2012 Adjusted PBT” shall mean Adjusted PBT for EY 2012.

1.1.24.   “EY 2012 Target PBT” shall mean $13,223,000, as adjusted pursuant to Section 2.1.2.4 (if applicable).

1.1.25.   “EY 2013” shall mean the period beginning February 3, 2013 and ending February 1, 2014, inclusive.

1.1.26.   “EY 2013 Adjusted PBT” shall mean Adjusted PBT for EY 2013.

1.1.27.   “EY 2013 Target PBT” shall mean $16,100,000, as adjusted pursuant to Section 2.1.3.4 (if applicable).

1.1.28.   “EY 2014” shall mean the period beginning February 2, 2014 and ending January 31, 2015, inclusive.

1.1.29.   “EY 2014 Adjusted PBT” shall mean Adjusted PBT for EY 2014.

1.1.30.   “EY 2014 Target PBT” shall mean $20,347,000, as adjusted pursuant to Section 2.1.4.4 (if applicable).

1.1.31.   “Four-Year Period” shall have the meaning set forth in Section 2.1.1.

1.1.32.   “Four-Year Period Adjusted PBT” shall mean the sum of (a) the EY 2011 Adjusted PBT, (b) the EY 2012 Adjusted PBT, (c) the EY 2013 Adjusted PBT, and (d) the EY 2014 Adjusted PBT.

1.1.33.   “Four-Year Period Target PBT” shall mean the sum of (a) the EY 2011 Target PBT, (b) the EY 2012 Target PBT (prior to any adjustment pursuant to Section 2.1.2.4), (c) the EY 2013 Target PBT (prior to any adjustment pursuant to Section 2.1.3.4), and (d) the EY 2014 Target PBT (prior to any adjustment pursuant to Section 2.1.4.4).

1.1.34.   “GAAP” shall mean generally accepted accounting principles in the United States as applied consistently with the past practices of the Purchaser.

1.1.35.   “Holdco” shall have the meaning set forth in the preamble.

1.1.36.   “Indenture” shall mean the Indenture, dated as of June 30, 2009, by and among the Purchaser, the Subsidiary Guarantors (as defined therein) party thereto and U.S. Bank National Association, as Trustee, or any successor or replacement indenture(s) or financing agreement(s).

1.1.37.   “Indemnification Payment” shall have the meaning set forth in Section 2.5.8.

1.1.38.   “Objection Notice” shall have the meaning set forth in Section 2.3.

1.1.39.   “Parties” and “Party” shall have the meaning set forth in the preamble.

1.1.40.   “Purchase Agreement” shall have the meaning set forth in the recitals.

1.1.41.   “Purchaser” shall have the meaning set forth in the preamble.

1.1.42.   “Restrictions” shall have the meaning set forth in Section 2.4.2.

1.1.43.   “Sellers” shall have the meaning set forth in the preamble.

1.2.                            Certain Matters of Construction.  In addition to the definitions referred to or set forth in this Section 1 unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (d) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s), (f) the terms “year” and “years” mean and refer to calendar year(s), and (g) all references in this Agreement to “dollars” or “$” shall mean United States Dollars. Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular law means such law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time.  All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

2.                                      EARNOUT PAYMENTS.

2.1.                            Basic Earnout Payment.

2.1.1.   Generally.  The Purchaser and the Company, jointly and severally, will pay Holdco certain payments with respect to each of EY 2011, EY 2012, EY 2013, and EY 2014 (collectively, the “Four-Year Period”), in each case, subject to the review and dispute procedures set forth in Section 2.3, based on the achievement of the performance targets for the applicable periods specified below.  A payment earned in accordance with this Section 2.1 with respect to any of EY 2011, EY 2012, EY 2013, and EY 2014 shall be referred to herein as a “Basic Earnout Payment” and such payments shall be referred to herein, collectively, as the “Basic Earnout Payments.”  Notwithstanding anything contained in this Section 2.1 to the contrary, the maximum Basic Earnout Payment with respect to any single Earnout Year shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) and the aggregate Basic Earnout Payments earned by Holdco with respect to the entire Four-Year Period shall not, in the aggregate, exceed Ten Million Dollars ($10,000,000).

2.1.2.   EY 2011 Basic Earnout Payment.

2.1.2.1                                               If the EY 2011 Adjusted PBT is equal to or less than 85% of the EY 2011 Target PBT, then no Basic Earnout Payment will be earned with respect to EY 2011.

2.1.2.2                                               If the EY 2011 Adjusted PBT is greater than 85% of the EY 2011 Target PBT but less than 100% of the EY 2011 Target PBT, then a Basic Earnout Payment payable to Holdco, in accordance with Section 2.3 and Section 2.4, in the following total amount will be earned with respect to EY 2011: $2,500,000 multiplied by a fraction (a) the numerator of which shall be (i) the EY 2011 Adjusted PBT minus (ii) the product of (A) the EY 2011 Target PBT multiplied by (B) 0.85 and (b) the denominator of which shall be the product of (i) the EY 2011 Target PBT multiplied by (ii) 0.15.

2.1.2.3                                               If the EY 2011 Adjusted PBT is greater than or equal to 100% of the EY 2011 Target PBT, then a Basic Earnout Payment payable to Holdco, in accordance with Section 2.3 and Section 2.4, in the total amount of $2,500,000 will be earned with respect to EY 2011.

2.1.2.4                                               If the EY 2011 Adjusted PBT is less than the EY 2011 Target PBT, then the EY 2012 Target PBT shall be increased by the amount by which the EY 2011 Adjusted PBT is less than the EY 2011 Target PBT.  If the EY 2011 Adjusted PBT is greater than the EY 2011 Target PBT, then the EY 2012 Target PBT shall be decreased by an amount equal to the lesser of (a) the amount by which the EY 2011 Adjusted PBT is greater than the EY 2011 Target PBT and (b) the amount equal to the EY 2012 Target PBT prior to any adjustment pursuant to this Section 2.1.2.4.

2.1.3.   EY 2012 Basic Earnout Payment.

2.1.3.1                                               If the EY 2012 Adjusted PBT is equal to or less than 85% of the EY 2012 Target PBT, then no Basic Earnout Payment will be earned with respect to EY 2012.

2.1.3.2                                               If the EY 2012 Adjusted PBT is greater than 85% of the EY 2012 Target PBT but less than 100% of the EY 2012 Target PBT, then a Basic Earnout Payment payable to Holdco, in accordance with Section 2.3 and Section 2.4, in the following total amount will be earned with respect to EY 2012: $2,500,000 multiplied by a fraction (a) the numerator of which shall be (i) the EY 2012 Adjusted PBT minus (ii) the product of (A) the EY 2012 Target PBT multiplied by (B) 0.85 and (b) the denominator of which shall be the product of (i) the EY 2012 Target PBT multiplied by (ii) 0.15.

2.1.3.3                                               If the EY 2012 Adjusted PBT is greater than or equal to 100% of the EY 2012 Target PBT, then a Basic Earnout Payment payable to Holdco, in accordance with Section 2.3 and Section 2.4, in the total amount of $2,500,000 will be earned with respect to EY 2012.

2.1.3.4                                               If the EY 2012 Adjusted PBT is less than the EY 2012 Target PBT, then the EY 2013 Target PBT shall be increased by the amount by which the EY 2012 Adjusted PBT is less than the EY 2012 Target PBT.  If the EY 2012 Adjusted PBT is greater than the EY 2012 Target PBT, then the EY 2013 Target PBT shall be decreased by an amount equal to the lesser of (a) the amount by which the EY 2012 Adjusted PBT is greater than the EY 2012 Target PBT and (b) the amount equal to the EY 2013 Target PBT prior to any adjustment pursuant to this Section 2.1.3.4.

2.1.4.   EY 2013 Basic Earnout Payment.

2.1.4.1                                               If the EY 2013 Adjusted PBT is equal to or less than 85% of the EY 2013 Target PBT, then no Basic Earnout Payment will be earned with respect to EY 2013.

2.1.4.2                                               If the EY 2013 Adjusted PBT is greater than 85% of the EY 2013 Target PBT but less than 100% of the EY 2013 Target PBT, then a Basic Earnout Payment payable to Holdco, in accordance with Section 2.3 and Section 2.4, in the following total amount will be earned with respect to EY 2013: $2,500,000 multiplied by a fraction (a) the numerator of which shall be (i) the EY 2013 Adjusted PBT minus (ii) the product of (A) the EY 2013 Target PBT multiplied by (B) 0.85 and (b) the denominator of which shall be the product of (i) EY 2013 Target PBT multiplied by (ii) 0.15.

2.1.4.3                                               If the EY 2013 Adjusted PBT is greater than or equal to 100% of the EY 2013 Target PBT, then a Basic Earnout Payment payable to Holdco, in accordance with Section 2.3 and Section 2.4, in the total amount of $2,500,000 will be earned with respect to EY 2013.

2.1.4.4                                               If the EY 2013 Adjusted PBT is less than the EY 2013 Target PBT, then the EY 2014 Target PBT shall be increased by the amount by which the EY 2013 Adjusted PBT is less than the EY 2013 Target PBT.  If the EY 2013 Adjusted PBT is greater than the EY 2013 Target PBT, then the EY 2014 Target PBT shall be decreased by an amount equal to the lesser of (a) the amount by which the EY 2013 Adjusted PBT is greater than the EY 2013 Target PBT and (b) the amount equal to the EY 2014 Target PBT prior to any adjustment pursuant to this Section 2.1.4.4.

2.1.5.   EY 2014 Basic Earnout Payment.

2.1.5.1                                               If the EY 2014 Adjusted PBT is equal to or less than 85% of the EY 2014 Target PBT, then no Basic Earnout Payment will be earned with respect to EY 2014.

2.1.5.2                                               If the EY 2014 Adjusted PBT is greater than 85% of the EY 2014 Target PBT but less than 100% of the EY 2014 Target PBT, then a Basic Earnout Payment payable to Holdco, in accordance with Section 2.3 and Section 2.4, in the following total amount will be earned with respect to EY 2014: $2,500,000 multiplied by a fraction (a) the numerator of which shall be (i) the EY 2014 Adjusted PBT minus (ii) the product of (A) the EY 2014 Target PBT multiplied by (B) 0.85 and (b) the denominator of which shall be the product of (i) the EY 2014 Target PBT multiplied by (ii) 0.15.

2.1.5.3                                               If the EY 2014 Adjusted PBT is greater than or equal to 100% of the EY 2014 Target PBT, then a Basic Earnout Payment payable to Holdco, in accordance with Section 2.3 and Section 2.4, in the total amount of $2,500,000 will be earned with respect to EY 2014.

2.2.                            Additional Earnout Payment.  The Purchaser and the Company, jointly and severally, will pay Holdco an additional amount of up to Ten Million Dollars ($10,000,000) (the “Additional Earnout Payment”) with respect to the Four-Year Period, subject to the review and dispute procedures set forth in Section 2.3, based on the achievement of the following performance targets for the Four-Year Period:

2.2.1.   If the Four-Year Period Adjusted PBT is equal to or less than 85% of the Four-Year Period Target PBT, then no Additional Earnout Payment will be earned.

2.2.2.   If the Four-Year Period Adjusted PBT is greater than 85% of the Four-Year Period Target PBT but less than 100% of the Four-Year Period Target PBT, then an Additional Earnout Payment payable to Holdco, in accordance with Section 2.3 and Section 2.4, in the following total amount will be earned with respect to the Four-Year Period:  $10,000,000 multiplied by a fraction (a) the numerator of which shall be (i) the Four-Year Period Adjusted PBT minus (ii) the product of (A) the Four-Year Period Target PBT multiplied by (B) 0.85 and (b) the denominator of which shall be the product of (i) Four-Year Period Target PBT multiplied by (ii) 0.15.

2.2.3.   If the Four-Year Period Adjusted PBT is greater than or equal to 100% of the Four-Year Period Target PBT, then the Purchaser shall pay Holdco an Additional Earnout Payment equal to $10,000,000.

2.3.                            Review, Dispute and Payment Procedures. Within ninety (90) days after the end of each Earnout Year, the Purchaser shall submit to Holdco in writing the proposed calculations necessary to determine the Basic Earnout Payment for the most recently ended Earnout Year and, in addition, with respect to EY 2014, the Additional Earnout Payment (collectively, the “Earnout Calculations”), together with the monthly income statements and monthly balance sheets of the Company and Capital Charge calculations for such Earnout Year.  The Purchaser and the Company shall give Holdco such access during normal business hours to the books and records of the Company as Holdco shall reasonably request in order to evaluate such Earnout Calculations.  If Holdco objects to any of the Earnout Calculations within thirty (30) days after delivery thereof, Holdco will deliver to the Purchaser a notice of objection (an “Objection Notice”) with respect to such Earnout Calculations.  If no Objection Notice is delivered to the Purchaser within such thirty (30) day period or if Holdco delivers to the Purchaser a notice of acceptance of such calculations (the “Acceptance Notice”), the applicable Earnout Calculations for such Earnout Year shall be final and binding, and any Earnout Payment shall be paid to Holdco by the Purchaser in accordance with, but subject to, Section 2.4 within ten (10) Business Days after the earlier of (a) the expiration of such thirty (30) day period or (b) the date the Acceptance Notice is delivered to the Purchaser, as the case may be.  If an Objection Notice is given, the Purchaser and Holdco shall attempt in good faith to resolve the objection.  If the Purchaser and Holdco are unable to reach agreement within twenty (20) days after an Objection Notice has been delivered to the Purchaser, the Parties shall submit their final calculations of the items in dispute to the Arbitrator as soon as practical following the end of such twenty (20) day period, but in any event within thirty-five (35) days after the later of (a) such twenty (20) day period or (b) the selection of the Arbitrator.  As used herein, the term “Arbitrator” shall mean the St. Louis, Missouri office of Deloitte LLP, or in the event such accounting firm is unable or unwilling to take such assignment, a nationally recognized independent accounting firm agreed upon by the Purchaser and Holdco or, failing such agreement within thirty-five (35) days after an Objection Notice has been delivered to the Purchaser, then upon the written request of either the Purchaser or Holdco, such nationally recognized independent accounting firm selected by the CPR in accordance with the CPR Rules for Non-Administered Arbitration.  The Purchaser and Holdco shall instruct the Arbitrator to make a final determination of such Earnout Calculation based solely on the items that are in dispute and that, in resolving such items in dispute in such Earnout Calculation, the Arbitrator shall not assign to any item in dispute a value that is (A) greater than the greatest value for such item assigned by the Purchaser, on the one hand, or Holdco, on the other hand, or (B) less than the smallest value for such item assigned by the Purchaser, on the one hand, or Holdco, on the other hand.  The Arbitrator shall be instructed to use commercially reasonable best efforts to complete its work within thirty (30) days following its engagement.  The resolution of the dispute by the Arbitrator will be final and binding on the Parties.  The fees, costs and expenses of the Arbitrator (collectively, the “Arbitrator Fees”) (1) shall be borne by the Purchaser in the proportion that the aggregate dollar amount of all such disputed items so submitted that are unsuccessfully disputed by the Purchaser (as finally determined by the Arbitrator) bears to the aggregate dollar amount of such items so submitted and (2) shall be borne by Holdco in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Purchaser (as finally determined by the Arbitrator) bears to the aggregate dollar amount of all such items so submitted. Notwithstanding the foregoing, if the Arbitrator requires an advance payment of the Arbitrator Fees, the Purchaser, on the one hand, and Holdco, on the other hand, shall each be responsible for one-half of such advance payment of Arbitrator Fees and following the final determination of the Earnout Calculations by the Arbitrator, the Arbitrator Fees payable by the Purchaser and Holdco shall be adjusted in accordance with the immediately preceding sentence.  Within ten (10) Business Days after the final determination of the Earnout Calculations by the Arbitrator, the Purchaser shall pay, in accordance with, but subject to, Section 2.4, to Holdco any Earnout Payment which is payable hereunder.  Holdco acknowledges that receipt of the applicable Adjusted PBT for any Earnout Year, to the extent not already disclosed to the public, may constitute receipt of material, non-public information concerning the Purchaser or its Affiliates.  To the extent such information constitutes material, non-public information concerning the Purchaser or its Affiliates, Holdco and each Seller acknowledges that it is prohibited from (a) purchasing or selling securities of the Purchaser until such information is disclosed to the public and (b) communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell securities of the Purchaser until such information is disclosed to the public.  The determination of Adjusted PBT for any Earnout Year pursuant to this Section 2.3 shall be final and binding with respect to Adjusted PBT for such Earnout Year for purposes of any subsequent Earnout Calculations.

2.4.                            Payment and Restrictions.

2.4.1.   Payment; Allocation.  Notwithstanding anything herein to the contrary, each Earnout Payment shall be paid in accordance with the instructions set forth in Exhibit 2.4.1.  Upon such payment to Holdco, the Purchaser shall be fully released and discharged of any obligations with respect to such Earnout Payment.

2.4.2.   Restrictions on Payment of Earnout Payments. Notwithstanding anything to the contrary herein, the Purchaser shall not be required to pay any portion of any Earnout Payment at the time required by Section 2.3 if such payment is restricted (the “Restrictions”) due to a default under the Credit Facility or the Indenture (or such payment would otherwise result in a default under the Credit Facility or the Indenture).  The Purchaser shall notify Holdco as soon as is reasonably practicable after the Purchaser becomes aware of circumstances that would permit non-payment of any Earnout Payment pursuant to this Section 2.4.2.  If payment of any portion of an Earnout Payment is withheld pursuant to this Section 2.4.2, then simple interest will accrue on the unpaid balance at the rate of 3.5% per annum from the date such payment is due until the date such payment is made and the Purchaser will use commercially reasonable efforts to make such payment as soon as the Restrictions are no longer applicable. The Parties agree that payment of an Earnout Payment that is due and payable pursuant to Section 2.3, as applicable, shall have priority and be paid prior to any dividend to the Purchaser’s shareholders (other than any dividend that has been declared in the Ordinary Course prior to the date payment of such Earnout Payment is due). Following any Change of Control of Purchaser, this Section 2.4.2 shall not be applicable.

2.4.3.   Offset.  The Purchaser shall have the right to offset from any Earnout Payment then due and payable to Holdco (a) up to the full amount due and payable to the

Purchaser for any Working Capital Deficit pursuant to Section 3.7(f)(i) of the Purchase Agreement and (b) for any indemnification claims for Purchaser Losses pursuant to Section 11.1 of the Purchase Agreement.  The offset rights of the Purchaser pursuant to this Section 2.4.3 shall be in addition to any rights of the Purchaser pursuant to the Escrow Agreement.

2.4.4.   Tax Treatment.  The payment of any Earnout Payment shall be treated as an adjustment to the purchase price paid for the Shares pursuant to the Purchase Agreement for tax purposes, except as required by Section 483 of the Code.

2.5.                            Operating and Accounting Procedures of the Company.

2.5.1.   Generally.  The guidelines and rules set forth in this Section 2.5 shall be used in calculating the Adjusted PBT and the Earnout Payments.  The Purchaser shall use its commercially reasonable efforts to provide the Company with sufficient liquidity in order to make the capital expenditures contemplated in the agreed-upon budgets of the Company. Until the date on which the Earnout Calculations for EY 2014 and the Additional Earnout Payment become final and binding on the Parties in accordance with the terms of this Agreement, the Purchaser will not intentionally take, and will not intentionally permit the Company to take, any actions with respect to any accounting books, records, policies or procedures on which the Earnout Calculations are to be based, or from which it is to be derived, for the intent of materially impeding or delaying, or otherwise intentionally making unavailable information required for, the determination of the Earnout Calculations in accordance with the terms of this Agreement.  Notwithstanding anything to the contrary herein, nothing contained in this Agreement shall be construed to restrict in any way management of the Purchaser from operating its businesses (including the business of the Company) in the manner which the Purchaser’s management and board of directors, acting in good faith and without taking into consideration the obligation to make the Earnout Payments hereunder, deem most beneficial for the Purchaser and the Purchaser’s shareholders.

2.5.2.   Accounting Standards.  Unless otherwise agreed to in writing by the Parties, all financial statements of the Company for all times from and after the Closing shall be prepared in accordance with GAAP in a manner such that Adjusted PBT and any Earnout Payment will be reasonably determinable pursuant to the terms of this Agreement.  All matters relating to the calculation of Adjusted PBT and any Earnout Payment (including the determination with respect to capitalization or expense of various items and related depreciation or amortization periods, reserve methods for accounts receivable and inventory, and the treatment of other unusual or extraordinary items) shall be determined in accordance with GAAP.

2.5.3.   Corporate Administrative Charges.  Throughout the Four-Year Period, intercompany charges for services provided by the Purchaser or any of its other Affiliates to the Company will be at rates determined in a manner consistent with the determination of rates for intercompany charges for services provided to the other operating units of the Purchaser; provided, however, in no event will the intercompany charges (including transfer prices) in the aggregate for those services provided by Purchaser (or any of its other Affiliates) to the Company as a substitute for services otherwise received by the Company prior to the Closing exceed the then current market rates for arms-length transactions which third parties may charge in the aggregate for such substitute services.  The Company will not be charged for any “general corporate administrative” charge during the Four-Year Period nor will the Company be charged for any Earnout Payment made to Holdco pursuant to the terms of this Agreement.

2.5.4.   Management of Company.  Following the Closing, the Company will be subject to all policies, procedures, and requirements applicable to the Purchaser’s operating units, as communicated to the Company by the Purchaser from time to time.  The Purchaser shall have the sole and absolute right to make any and all business decisions related to the Company, including with respect to opening new stores; wholesale distribution, including establishing new wholesale accounts and entering into new “signature store” agreements; product sourcing plans; minimum standards for business partners; product pricing plans; licensing activities; acquisitions; pricing; capital expenditures; changes in salaries and benefits; budgets and other business practices.

2.5.5.   Business Practices.  Unless the Company has received prior written authorization from the Purchaser, the Company shall not accelerate or delay the recognition of revenue or expense or delay investment in working or fixed capital, but shall account for such items on a basis consistent with the Company’s past practices. If any such acceleration, deferral, or change occurs (without written authorization of the Purchaser), Adjusted PBT will be adjusted to negate the effects thereof.

2.5.6.   Internal Controls.  The Company shall be subject to a system of internal accounting controls consistent with the system of internal accounting controls applicable to the Purchaser as in effect from time to time and communicated to the Company by the Purchaser.

2.5.7.   Changes in GAAP.  Any changes in GAAP accounting rules from and after the date hereof shall not affect the calculation of any Earnout Payment.  The Parties shall use the GAAP rules, regulations and standards in effect as of the date hereof as a basis for calculation of any Earnout Payment.

2.5.8.   Indemnification Payments.  To the extent the Purchaser actually receives payment (the “Indemnification Payment”) from the Sellers or Holdco pursuant to Article IX of the Purchase Agreement for any Purchaser Loss that would reduce EBIT for an Earnout Year, neither the Indemnification Payment nor the portion of such Purchaser Loss that is covered by such Indemnification Payment shall be included in the calculation of such EBIT.

2.5.9.   Acquisitions or Sale of the Company.  Nothing in this Agreement shall be interpreted as a restriction or limitation on the Purchaser’s and its Affiliates’ right and ability (a) to acquire by purchase, exchange, or otherwise, any other Person, whether or not engaged in a business similar or related to the Company (an “Acquired Business”), or (b) to sell all or any shares of capital stock of the Company, to sell all or any of the assets of the Company, or to merge (or to cause the Company to merge) with another Person (such other Person, a “Consolidating Business”).  Neither Holdco nor any of its shareholders shall have any rights or interests in or relating to any Acquired Business or any Consolidating Business.  The Purchaser shall account for any Acquired Business or Consolidating Business separate from the Company such that the calculation of the Adjusted PBT and any Earnout Payment (i) will in no way be affected by such Acquired Business or Consolidating Business and (ii) will continue to be reasonably determinable pursuant to the terms of this Agreement.  In the event that the Purchaser shall sell, or cause the sale of, all or substantially all of the assets or capital stock of the Company prior to end of the Four-Year Period, the Purchaser shall make the assumption of the Purchaser’s obligations under this Agreement by such purchaser a condition to the closing of such transaction.  Such assumption shall be in writing and within five (5) Business Days after the closing of such transaction, the Purchaser shall deliver to Holdco a copy of such assumption.

2.6.                            Transfer of Holdco Shares.  Each Seller agrees and acknowledges that it may not sell, transfer or assign such Seller’s right, title or interest in and to its shares of capital stock in Holdco, except that a Seller may sell, transfer or assign such Seller’s right, title or interest in and to some but not all of its shares of capital stock in Holdco to an immediate family member of such Seller or to a trust all beneficiaries of which are the Seller or an immediate family member of such Seller (or a combination thereof), until the date on which both the Earnout Payment for EY 2014 and the Additional Earnout Payment are finally determined pursuant to the terms of this Agreement.

2.7.                            Certain Acknowledgements.  Holdco agrees and acknowledges that the right to receive the Earnout Payments, if any, pursuant to this Agreement:  (a) is an integral part of the total consideration for the acquisition of the Company and not an investment; (b) does not represent an ownership interest in the Purchaser or any of its Affiliates; (c) does not carry voting, dividend or liquidation rights; (d) is not represented by any form of certificate or instrument; and (e) shall not be assignable or transferable (other than by testamentary disposition or the laws of intestacy or as provided in Section 3.4).

3.                                      MISCELLANEOUS.

3.1.                            Seller Representative.  The appointment and removal of Holdco as Seller Representative, as well as the authority of the Purchaser to rely on the consent and approval of Holdco, shall be governed by Section 10.14 of the Purchase Agreement.

3.2.                            Integration.  This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof and constitute the entire agreement of the Parties with respect thereto.

3.3.                            Waiver.  Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

3.4.                            Severability.  Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by law, each Party hereby waives any provision of law that renders any such provision prohibited or unenforceable in any respect.

3.5.                            Assignment; Successors in Interest.  No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties.  Notwithstanding the foregoing, the Purchaser shall, without the obligation to obtain the prior written consent of Holdco, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to (i) one or more Affiliates of the Purchaser; provided, however, that, any such assignment shall not relieve the Purchaser of its obligations under this Agreement should any of the Purchaser’s Affiliates fail to perform its obligations hereunder; and (ii) any purchaser of all or substantially all of the assets or capital stock of the Company, provided that such purchaser assumes, in writing, all of the Purchaser’s obligations under this Agreement and a copy of such written assumption is delivered to Holdco as provided in Section 2.5.8. Notwithstanding anything to the contrary in this Agreement, Holdco, without the obligation to obtain the prior written consent of the Purchaser or the Company, may assign its rights to receive payment of any Earnout Payment to any of Holdco’s shareholders.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

3.6.                            Notices.  All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of a party hereto making the same and shall be delivered personally or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

To the Purchaser:	Oxford Industries, Inc. 222 Piedmont Avenue, N.E. Atlanta, Georgia 30308-3391 Attn: General Counsel
with a copy to (which copy shall not constitute notice):	King & Spalding LLP 1180 Peachtree Street Atlanta, GA 30309 Attn: Russell B. Richards Rahul Patel
To Holdco:	SWI Holdings, Inc. c/o PHS Corporate Services, Inc. 1313 N. Market Street, Suite 5100 Wilmington, DE 19801
with a copy to (which copy shall not constitute notice)	Pepper Hamilton LLP 3000 Two Logan Square Eighteenth and Arch Streets Philadelphia, PA 19103 Attn: Barry M. Abelson

To Sellers:	Attn: SWI Holdings, Inc. c/o PHS Corporate Services, Inc. 1313 N. Market Street, Suite 5100 Wilmington, DE 19801
with a copy to (which copy shall not constitute notice)	Pepper Hamilton LLP 3000 Two Logan Square Eighteenth and Arch Streets Philadelphia, PA 19103 Attn: Barry M. Abelson

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) on the first Business Day following timely delivery to a national overnight courier service or (c) on the third Business Day following it being mailed by registered or certified mail.

3.7.                            Captions.  The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

3.8.                            Enforcement of Certain Rights.  Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their respective successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

3.9.                            Counterparts.  This Agreement may be executed and delivered in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.10.                     Controlling Law; Amendment.  This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of New York without reference to its choice of law rules (other than Section 5-1401 of the General Obligations Law of the State of New York).  This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

3.11.                     Dispute Resolution.  Any dispute between or among the Parties arising out of or related to this Agreement or the breach thereof shall be finally settled by the Arbitrator in accordance with Section 2.3.  Judgment on any award rendered by the Arbitrator may be entered in the state courts of the State of New York located in New York County or the United States District Court for the Southern District of New York having jurisdiction. The award rendered by the Arbitrator shall be final and binding on the Parties and not subject to further appeal. Each Party hereby agrees that any legal proceeding instituted to enforce an arbitration award hereunder will be brought in the state courts of the State of New York located in New York

County or the United States District Court for the Southern District of New York, and hereby submits to personal jurisdiction therein and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have as to venue therein, and further agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed, as of the date first above written by their respective officers thereunto duly authorized.

PURCHASER:	OXFORD INDUSTRIES, INC.

	By:	/s/ Thomas C. Chubb III
	Name:	Thomas C. Chubb III
	Title:	President

COMPANY:	SUGARTOWN WORLDWIDE, INC.

	By:	/s/ Scott A. Beaumont
	Name:	Scott A. Beaumont
	Title:	Chief Executive Officer & Treasurer

HOLDCO:	SWI HOLDINGS, INC.

	By:	/s/ Scott A. Beaumont
	Name:	Scott A. Beaumont
	Title:	President

SELLERS:

/s/ Scott A. Beaumont
Scott A. Beaumont

/s/ James B. Bradbeer, Jr.
James B. Bradbeer, Jr.

TRUST UNDER DEED OF SCOTT A. BEAUMONT, DATED JULY 17, 2002

	By:	/s/ Judith A. Beaumont
	Name:	Judith A. Beaumont
	Title:	Trustee

GST TRUST UNDER DEED OF SCOTT A. BEAUMONT, DATED JULY 18, 2007

By:	/s/ Judith A. Beaumont
Name:	Judith A. Beaumont
Title:	Trustee

REBECCA H. BRADBEER GRANTOR TRUST

By:	/s/ James B. Bradbeer, Jr.
Name:	James B. Bradbeer, Jr.
Title:	Trustee

TRUST UNDER DEED OF JAMES B. BRADBEER, JR., DATED JULY 17, 2002

By:	/s/ Carol H. Bradbeer
Name:	Carol H. Bradbeer
Title:	Trustee